J.P. Morgan & Co. Incorporated                                         JPMorgan
60 Wall Street
New York, NY 10260-0060
NYSE: symbol: JPM

News release:  IMMEDIATE                                         April 14, 1998

J.P. MORGAN REPORTS 1998 FIRST QUARTER RESULTS

Income rises 35% from 1997 fourth quarter, excluding $215 million pretax charge

J.P. Morgan today reported income for the first quarter of $366 million, or $1.80 per share, up 35% from the 1997 fourth quarter, excluding the effect of a charge related to previously reported restructuring of business activities. The $215 million charge ($129 million after tax, or $0.65 per share) is expected to generate savings of about $250 million annually.

Net income including the charge was $237 million, or $1.15 per share. In the first quarter a year ago, net income was $424 million, or $2.04 per share.

OTHER HIGHLIGHTS OF THE QUARTER:

         - Revenues were up 9% from a year ago, led by robust gains in mergers and acquisitions, debt and equity underwriting, and market making. Compared with the fourth quarter, revenues rose 19%.

         - Operating expenses including the $215 million charge were $1.632 billion, compared with $1.191 billion a year ago and $1.308 billion in the fourth quarter. Excluding the charge, expenses rose 19% from the year-earlier period and 8% from the fourth quarter.

         - Emerging Asian exposures were reduced by 25% from year-end, to $4.6 billion from $6.1 billion.

Douglas A. Warner III, chairman, said: "Revenue growth across our investment banking, market-making, and asset management activities continued to fuel strong operating momentum. With the restructuring actions, we made tangible progress toward funding more of our growth through productivity gains. And in emerging Asia we actively managed our exposures and shifted resources to position the firm to pursue the most promising opportunities in these fast-changing markets."

     FIRST QUARTER 1998 RESULTS AT A GLANCE

                                                                                  Fourth
                                                         First quarter            quarter
                                                    -----------------------       -------
In millions of dollars, except per share data         1998           1997           1997
                                                    -------        -------        -------
Revenues                                            $ 1,997        $ 1,833        $ 1,680
Operating expenses, including charge of $215         (1,632)        (1,191)        (1,308)
Income taxes                                           (128)          (218)          (101)
                                                    -------        -------        -------
Net income                                              237            424            271
Net income per share                                $  1.15        $  2.04        $  1.33
                                                    -------        -------        -------
Dividends declared per share                        $  0.95        $  0.88        $  0.95

The remainder of this release contains information on specific areas of results, a financial summary, and the consolidated financial statements. A summary of business sector results is included on pages 10 and 11.

Press contact:                Christopher M. Molanphy              212/648-8213
Investor contact:             Ann B. Patton                        212/648-9446

J.P.Morgan & Co. Incorporated          2


REVENUES BY BUSINESS SECTOR
Revenues from client-focused activities up 21% from a year ago

REVENUES were $1.997 billion in the first quarter of 1998, up 9% from a year earlier.

Revenues from client-focused activities, which are reported in the Finance and Advisory, Market Making, and Asset Management and Servicing sectors, totaled $1.885 billion in the first quarter of 1998, rising 21% from $1.559 billion in the year-ago quarter. Revenues from Equity Investments and Proprietary Investing and Trading activities were $263 million versus $325 million in the 1997 first quarter.

FINANCE AND ADVISORY (Advisory, Debt and Equity Underwriting, and Credit) revenues were $564 million in the first quarter of 1998, up 25% from the 1997 first quarter.

Revenues from advisory services and debt and equity underwriting rose 54% to $340 million in the quarter. The market for advisory and underwriting activity was robust, particularly in Europe and the Americas, and we assisted clients around the globe in a number of the quarter's most notable transactions.


For the first quarter of 1998, Securities Data Co. ranked J.P. Morgan fourth in completed mergers and acquisitions worldwide, up from fifth in the year-ago quarter; market share advanced to 15.4% from 10.6%. In U.S. equity lead underwriting, we ranked seventh with a market share of 6.4%, compared with 14th and a market share of 1.2% in the 1997 first quarter.

MARKET MAKING (Fixed Income, Emerging Markets, Equities, Foreign Exchange, and Commodities) revenues totaled $919 million in the first quarter, up 25% from a year earlier.

Fixed income revenues in developed markets rose nearly 75% to $460 million in the first quarter of 1998. Revenues from swaps and other derivatives were sharply higher, reflecting increases from more profitable, customized transactions as well as gains on positions arising from client-related activity.

In emerging markets, market-making revenues were $237 million in the first quarter, up 27% from $186 million a year ago, reflecting strong results from local-market activities, particularly in Latin America, and increased diversification across products and regions. Short-term positioning gains also contributed to the increase.


Market-making revenues in equities were $116 million in the first quarter of 1998, down 24% from revenues of $152 million a year ago. Equity commissions posted strong results, reflecting growing market share and volumes. While lower than the strong 1997 first quarter, equity derivatives revenues rebounded significantly from the fourth quarter of 1997, when results were adversely affected during a period of significant market volatility.

Foreign exchange revenues declined 23% to $92 million in the first quarter, reflecting lower client demand.

Commodities revenues were $14 million in the first quarter of 1998, up from $12 million in the year-ago quarter.

J.P.Morgan & Co. Incorporated          3


ASSET MANAGEMENT AND SERVICING (Institutional Investment Management and Mutual Funds, Services for Private Clients, and Securities and Futures Services) revenues were up 7% to $402 million in the first quarter from a year ago.


Revenues generated from asset management services increased 3% to $251 million in the first quarter of 1998. Assets under management grew 34% to approximately $286 billion at March 31, 1998, compared with $214 billion at March 31, 1997, reflecting net new business and market appreciation. Our partnership with and investment in American Century Companies Inc. produced a net revenue reduction of $17 million in the quarter, primarily related to funding charges and goodwill amortization.

Private clients accounted for approximately $170 million of revenues from Morgan's client-focused activities in the first quarter of 1998, up 26% from the year-ago quarter. Of this amount, approximately $55 million is recorded in the Finance and Advisory and Market Making sectors.


Revenues from securities and futures services grew 14% in the quarter versus a year ago.

EQUITY INVESTMENTS (Equity Investment Portfolio Management) reported revenues of $25 million in the first quarter, compared with $49 million a year ago. Included in reported revenues were net gains of $20 million in the current quarter versus net gains of $33 million a year ago. Total return for Equity Investments, which combines reported revenues with the change in net unrealized appreciation, was $85 million in the 1998 first quarter, and reflected appreciation of investments in the insurance industry. This compares with a loss of $25 million in the first quarter of 1997.

PROPRIETARY INVESTING AND TRADING (Risk Positioning and Capital and Liquidity Management) revenues totaled $238 million for the 1998 first quarter, compared with $276 million a year ago. Total return - reported revenues plus the change in net unrealized appreciation - for the 1998 first quarter decreased to $180 million from $365 million in the same period a year ago. The 1997 first quarter reflected exceptionally strong returns across all activities, particularly in mortgage-backed investment securities.

CORPORATE ITEMS (Revenues not allocated to business sectors, intercompany eliminations, equity in earnings of certain affiliates, taxable-equivalent adjustment, and results of sold or discontinued businesses) While immaterial in the 1998 first quarter, hedges of anticipated foreign currency revenues and expenses resulted in gains of $59 million in the same period a year ago.

OPERATING EXPENSES
Charge of $215 million related to restructuring initiatives

Operating expenses were $1.632 billion in the 1998 first quarter, compared with $1.191 billion from the first quarter of last year. The 1998 first quarter includes a charge of $215 million in connection with previously reported restructuring initiatives. Excluding this charge, operating expenses rose 19%. Contributing to the rise were costs of $55 million to prepare for the Year 2000 and European Economic and Monetary Union, as well as an increase of approximately $50 million related to prior years' employee stock awards. The value of these awards is

J.P.Morgan & Co. Incorporated          4


finalized each year based on a January stock price pursuant to compensation plan provisions. Continued spending on client business capabilities and higher levels of business activity also added to the expense growth.

The charge of $215 million was incurred in the quarter in connection with the restructuring of certain sales and trading functions in Europe, the refocus of our investment banking and equities business in Asia, and the rationalization of resources throughout the firm. The charge primarily reflects severance-related costs of $140 million associated with staff reductions of approximately 900, and real estate and equipment write-offs of $75 million.

Savings related to these initiatives are expected to approximate $250 million annually, starting in the second quarter, and will be reinvested in strategic growth to capitalize on leadership in global markets, increase investment banking market share, integrate credit with fixed income activities, and build our asset management business. As we invest to create long-term value for shareholders, we aim systematically to increase the revenue-generation capability of our people, the efficiency of our infrastructure, and our operating margins.

At March 31, 1998, staff totaled 16,534 employees, compared with 15,483 employees at March 31, 1997, and 16,943 employees at December 31, 1997.

Income-tax expense in the first quarter totaled $128 million, based on an effective tax rate of 35%, compared with an effective rate of 34% in the year-earlier quarter.

ASSETS
Total assets were $272 billion at March 31, 1998, compared with $262 billion at December 31, 1997.

CREDIT-RELATED ITEMS
Exposures in emerging Asia reduced by 25%

During the quarter we reduced exposures to counterparties in Indonesia, Malaysia, the Philippines, South Korea, and Thailand by 25%, to $4.6 billion at March 31, 1998, from $6.1 billion at year-end (see page 14). The reductions were achieved through a combination of principal repayments, loan and investment securities sales, the purchase of credit protection through derivatives, and charge-offs. Exposures primarily consist of loans and derivatives and, to a lesser extent, trading account securities and debt investment securities. Exposures arising from derivatives, trading account securities, and debt investment securities will fluctuate with market movements. The firm will continue to actively manage its exposures in light of evolving events in the region.


Nonperforming assets at March 31, 1998, were essentially unchanged at $650 million, compared with $659 million at December 31, 1997. Assets newly classified as nonperforming were offset by a combination of charge-offs, assets returned to performing status, and repayments during the quarter. Nonperforming assets consist primarily of swaps with certain Asian counterparties. Net charge-offs were $94 million in the quarter and related primarily to counterparties in South Korea and Indonesia.

At March 31, 1998, the aggregate allowance for credit losses was $987 million, compared with $1.081 billion at December 31, 1997. Of exposures to Indonesia, Malaysia, the Philippines, South Korea, and Thailand,

J.P.Morgan & Co. Incorporated          5


approximately $3.5 billion at March 31, 1998, were eligible for coverage by the aggregate allowance for credit losses, compared with $4.9 billion at year-end. Morgan considers approximately 55% of the aggregate allowance for credit losses to relate to these countries as of March 31, 1998. The aggregate allowance, however, remains available to absorb losses inherent in J.P. Morgan's existing portfolio of loans, as well as other undertakings to extend credit or make payments, and all other credit exposures, including derivatives. In management's judgment, the aggregate allowance for credit losses remains at an adequate level.

CAPITAL
At March 31, 1998, under the new Federal Reserve Board market risk capital guidelines for calculation of risk-based capital ratios, J.P. Morgan's estimated tier 1 and total risk-based capital ratios were 7.4% and 11.0%, respectively; the estimated leverage ratio was 4.0%. These ratios do not include the impact of certain portfolio risk-reducing transactions which are under review by the Federal Reserve for recognition in calculating risk-based capital ratios. Including these transactions, estimated tier 1 and total risk-based capital ratios would have been 7.6% and 11.4%, respectively, at March 31, 1998. At December 31, 1997, J.P. Morgan's tier 1 and total risk-based capital ratios were 8.0% and 11.9%, respectively, and the leverage ratio was 4.4%.

At March 31, 1998, stockholders' equity included $433 million of net unrealized appreciation on debt investment and marketable equity investment securities, net the related deferred tax liability of $253 million. This compares with $432 million of net unrealized appreciation at December 31, 1997, net the related deferred tax liability of $256 million. The net unrealized appreciation on debt investment securities was $187 million and $261 million at March 31, 1998, and December 31, 1997, respectively. The net unrealized appreciation on marketable equity investment securities was $499 million at March 31, 1998, and $427 million at December 31, 1997.

During the first quarter, the firm purchased approximately 1.2 million shares of its common stock, pursuant to the Board of Directors' December 1997 authorization to purchase up to 7 million shares of J.P. Morgan common stock, to lessen the dilutive impact on earnings per share of the firm's employee benefit plans. These purchases may be made in 1998 or beyond in the open market or through privately negotiated transactions.

                                     # # #

J.P. Morgan is a leading global financial firm that meets critical financial needs for business enterprises, governments, and individuals. The firm advises on corporate strategy and structure, raises capital, makes markets in financial instruments, and manages investment assets. Morgan also commits its own capital to promising enterprises and invests and trades to capture market opportunities.

This release may contain forward-looking statements. Our statements, which reflect management's beliefs and expectations, are subject to risks and uncertainties that may cause actual results to differ materially from these statements. For a discussion of the risks and uncertainties, please refer to our 1997 Annual Report.

Attached are the financial summary; interim consolidated financial statements, which are unaudited; summary of sector results; trading and investment banking revenue tables; and asset quality tables. J.P. Morgan news releases, including quarterly financial results, are available on the Internet at www.jpmorgan.com.

J.P.Morgan & Co. Incorporated          6


FINANCIAL SUMMARY
J. P. Morgan & Co. Incorporated
-------------------------------------------------------------------------------
Dollars in millions, except share data

                                                                                            Fourth
                                                            First Quarter                   Quarter
                                                  --------------------------------        ------------
                                                      1998                1997                1997
                                                  ------------        ------------        ------------
Net Income                                           (a)  $237                $424                $271

PER COMMON SHARE
Net income (b)
      Basic                                          (a) $1.26               $2.19               $1.44
      Diluted                                        (a)  1.15                2.04                1.33
Dividends declared                                        0.95                0.88                0.95
Book value (c)                                           56.55               54.05               55.99
                                                  ------------        ------------        ------------

Common shares issued and outstanding
      at period-end                                177,933,414         181,126,591         176,317,729
                                                  ------------        ------------        ------------

Weighted-average number of common
      and dilutive potential common shares
      outstanding                                  198,189,458         203,137,598         197,357,488
                                                  ------------        ------------        ------------


Dividends declared on common stock                        $169                $160                $167
Dividends declared on preferred stock                        9                   9                   8

SELECTED RATIOS
Annualized rate of return on average
      common stockholders' equity (d)                  (a)8.6%                15.7%                9.7%
As % of period-end total assets:
      Common equity                                        4.0%                4.6%                4.1%
      Total equity                                         4.3                 4.9                 4.4

Regulatory capital ratios
      Tier 1 risk-based capital ratio                  (e)7.4%                 (e)             (e)8.0%
      Total risk-based capital ratio                   (e)11.0                 (e)             (e)11.9
      Leverage ratio                                   (e) 4.0                 (e)             (e) 4.4
                                                  ------------        ------------        ------------

AVERAGE BALANCES
      Debt investment securities (f)                   $24,100             $25,452             $21,375
      Loans                                             32,540              28,702              33,151
      Total interest-earning assets                    209,779             189,516             209,870
      Total assets                                     279,657             236,079             269,692
      Total interest-bearing liabilities               205,867             182,059             201,381
      Total liabilities                                268,167             224,684             258,224
      Common stockholders' equity                       10,796              10,701              10,774
      Total stockholders' equity                        11,490              11,395              11,468

Net interest earnings (fully taxable basis)                351                 470                 472
Net yield on interest-earning assets                      0.68%               1.01%               0.89%
                                                  ------------        ------------        ------------

Employees at period-end                                 16,534              15,483              16,943
                                                  ------------        ------------        ------------

(a) Excluding the 1998 first quarter after tax charge of $129 million ($215 million before tax) related to the restructuring of business activities: net income was $366 million; basic and diluted earnings per share (EPS) were $1.97 and $1.80, respectively; and the annualized rate of return on average common stockholders' equity was 13.4% (including the impact of SFAS 115) and 14.0% (excluding the impact of SFAS 115) for the three months ended March 31, 1998.

(b) Effective December 31, 1997, J.P. Morgan adopted Statement of Financial Accounting Standards (SFAS) No. 128, Earnings per Share. SFAS No. 128 supersedes Accounting Principles Board Opinion (APB) No. 15 and related interpretations and replaces the computations of primary and fully diluted EPS with basic and diluted EPS, respectively. Prior period amounts have been restated.

(c) Excluding the impact of SFAS No. 115, the book value per common share would have been $54.30, $51.98, and $53.74 at March 31, 1998, March 31, 1997, and
December 31, 1997, respectively.

(d) Excluding the impact of SFAS No. 115, the annualized rate of return on average common stockholders' equity would have been 8.9%, 16.5%, and 10.2% for the three months ended March 31, 1998, March 31, 1997, and December 31, 1997, respectively.

(e) As of September 30, 1997, J.P. Morgan adopted the Federal Reserve Board's new market risk capital guidelines for calculation of risk-based capital ratios. The new framework amended the existing guidelines by incorporating a measure of market risk for trading positions. In addition, the capital and assets of the
Section 20 subsidiary, J.P. Morgan Securities Inc., are no longer excluded from the calculations; however, the effect of SFAS No. 115 continues to be excluded. Risk-based capital ratios for March 31, 1998 are estimates. Ratios at March 31, 1997 have not been restated. In accordance with the Federal Reserve Board's guidelines followed prior to September 30, 1997, ratios at March 31, 1997 exclude the equity, assets, and off-balance sheet exposures of J.P. Morgan Securities Inc. and the effect of SFAS No. 115. The tier 1 risk-based capital ratio, total risk-based capital ratio, and leverage ratio computed under such former guidelines were 8.7%, 12.4%, and 5.9%, respectively, at March 31, 1997.

(f) Average debt investment securities are computed on historical amortized cost, excluding the effects of SFAS No. 115 adjustments.

J.P.Morgan & Co. Incorporated          7


CONSOLIDATED STATEMENT OF INCOME
J.P. Morgan & Co. Incorporated
-------------------------------------------------------------------------------

In millions, except share data

                                                                      Three months ended
                                             -------------------------------------------------------------------
                                             March 31       March 31       Increase/    December 31    Increase/
                                               1998           1997        (Decrease)       1997       (Decrease)
                                             -------        -------       -------        -------       -------
NET INTEREST REVENUE
Interest revenue                             $ 3,262        $ 2,892       $   370        $ 3,271       $    (9)
Interest expense                               2,926          2,442           484          2,816           110
                                             -------        -------       -------        -------       -------

Net interest revenue                             336            450          (114)           455          (119)



NONINTEREST REVENUE
Trading revenue                                  896            697           199            306           590
Investment banking revenue                       346            226           120            283            63
Investment management revenue                    211            184            27            208             3
Fees and commissions                             190            148            42            179            11
Investment securities revenue                     43             61           (18)           167          (124)
Other revenue/(loss)                             (25)            67           (92)            82          (107)
                                             -------        -------       -------        -------       -------
Total noninterest revenue                      1,661          1,383           278          1,225           436

Total revenue, net of interest expense         1,997          1,833           164          1,680           317

OPERATING EXPENSES
Employee compensation and benefits             1,003            766           237            729           274
Net occupancy                                    151             73            78             79            72
Technology and communications                    301            203            98            305            (4)
Other expenses                                   177            149            28            195           (18)
                                             -------        -------       -------        -------       -------
Total operating expenses (a)                   1,632          1,191           441          1,308           324

Income before income taxes                       365            642          (277)           372            (7)
Income taxes                                     128            218           (90)           101            27
                                             -------        -------       -------        -------       -------
Net income                                       237            424          (187)           271           (34)

PER COMMON SHARE
Net income
     Basic                                   $  1.26        $  2.19       $ (0.93)       $  1.44       $ (0.18)
     Diluted                                    1.15           2.04         (0.89)          1.33         (0.18)
Dividends declared                              0.95           0.88          0.07           0.95            --
                                             -------        -------       -------        -------       -------

(a) First quarter 1998 includes a pretax charge of $215 million related to the restructuring of business activities which were recorded as follows: $140 million in Employee compensation and benefits, related to severance; $70 million in Net occupancy, related to real-estate write-offs; and $5 million in Technology and communications, related to equipment write-offs.

J.P. Morgan & Co. Incorporated
                                        8


CONSOLIDATED BALANCE SHEET
J.P. Morgan & Co. Incorporated
-------------------------------------------------------------------------------

In millions, except share data                                                                              March 31    December 31
                                                                                                              1998          1997
                                                                                                           ---------     ---------
ASSETS
Cash and due from banks                                                                                    $   1,113     $   1,758
Interest-earning deposits with banks                                                                           1,506         2,132
Debt investment securities available-for-sale carried at fair value (cost: $25,238 at March 1998 and
   $22,507 at December 1997)                                                                                  25,425        22,768
Equity investment securities                                                                                   1,176         1,085
Trading account assets, net of allowance for credit losses of $350                                           123,325       111,854
Securities purchased under agreements to resell                                                               31,196        39,002
Securities borrowed                                                                                           36,784        38,375
Loans, net of allowance for credit losses of $452 at March 1998 and $546 at December 1997                     33,292        31,032
Accrued interest and accounts receivable                                                                       6,573         4,962
Premises and equipment, net of accumulated depreciation of $1,368 at March 1998 and $1,379
   at December 1997                                                                                            1,840         1,838
Other assets                                                                                                   9,309         7,353
                                                                                                           ---------     ---------

Total assets                                                                                                 271,539       262,159
                                                                                                           ---------     ---------

LIABILITIES
Noninterest-bearing deposits:
   In offices in the U.S.                                                                                      1,024         1,482
   In offices outside the U.S.                                                                                 1,001           744
Interest-bearing deposits:
   In offices in the U.S.                                                                                      6,960         9,232
   In offices outside the U.S.                                                                                51,390        47,421
                                                                                                           ---------     ---------
Total deposits                                                                                                60,375        58,879
Trading account liabilities                                                                                   71,652        71,141
Securities sold under agreements to repurchase ($62,595 at March 1998 and $53,202 at
   December 1997) and federal funds purchased                                                                 65,740        57,804
Commercial paper                                                                                               8,921         6,622
Other liabilities for borrowed money                                                                          14,990        17,176
Accounts payable and accrued expenses                                                                          8,766        10,865
Long-term debt not qualifying as risk-based capital                                                           20,449        18,246
Other liabilities, including allowance for credit losses of $185                                               3,193         4,129
                                                                                                           ---------     ---------
                                                                                                             254,086       244,862
Liabilities qualifying as risk-based capital:
Long-term debt                                                                                                 4,706         4,743
Company-obligated mandatorily redeemable preferred securities of subsidiaries                                  1,150         1,150
                                                                                                           ---------     ---------
Total liabilities                                                                                            259,942       250,755

STOCKHOLDERS' EQUITY
Preferred stock (authorized shares: 10,000,000)
   Adjustable rate cumulative preferred stock, $100 par value (issued and outstanding: 2,444,300)                244           244
   Variable cumulative preferred stock, $1,000 par value (issued and outstanding: 250,000)                       250           250
   Fixed cumulative preferred stock, $500 par value (issued and outstanding: 400,000)                            200           200
Common stock, $2.50 par value (authorized shares: 500,000,000; issued: 200,805,567 at
   March 1998 and 200,692,673 at December 1997)                                                                  502           502
Capital surplus                                                                                                1,351         1,360
Common stock issuable under stock award plans                                                                  1,241         1,185
Retained earnings                                                                                              9,447         9,398
Accumulated other comprehensive income:
   Net unrealized gains on investment securities, net of taxes                                                   433           432
   Foreign currency translation, net of taxes                                                                    (29)          (22)
                                                                                                           ---------     ---------
                                                                                                              13,639        13,549
Less: treasury stock (22,872,153 shares at March 1998 and 24,374,944 shares
   at December 1997) at cost                                                                                   2,042         2,145
                                                                                                           ---------     ---------
Total stockholders' equity                                                                                    11,597        11,404
                                                                                                           ---------     ---------
Total liabilities and stockholders' equity                                                                   271,539       262,159
                                                                                                           ---------     ---------

Certain prior period amounts have been reclassified to conform with the March 31, 1998 presentation.

J.P. Morgan & Co. Incorporated
                                        9


CONSOLIDATED STATEMENT OF CONDITION
Morgan Guaranty Trust Company of New York
-------------------------------------------------------------------------------

In millions, except share data                                                                   March 31       December 31
                                                                                                   1998             1997
                                                                                                ---------        ---------
ASSETS
Cash and due from banks                                                                         $   1,077        $   1,663
Interest-earning deposits with banks                                                                1,488            2,195
Debt investment securities available-for-sale carried at fair value                                13,618           20,539
Trading account assets, net of allowance for credit losses of $350                                 94,798           88,995
Securities purchased under agreements to resell                                                    22,175           28,045
Securities borrowed                                                                                10,662           13,831
Loans, net of allowance for credit losses of $450 at March 1998 and $545 at December 1997          33,103           30,851
Accrued interest and accounts receivable                                                            6,124            4,534
Premises and equipment, net of accumulated depreciation of $1,193 at March 1998
   and $1,208 at December 1997                                                                      1,668            1,669
Other assets                                                                                        4,789            4,096
                                                                                                ---------        ---------
Total assets                                                                                      189,502          196,418
                                                                                                ---------        ---------

LIABILITIES
Noninterest-bearing deposits:
   In offices in the U.S.                                                                           1,032            1,492
   In offices outside the U.S.                                                                      1,014              752
Interest-bearing deposits:
   In offices in the U.S.                                                                           6,971           10,156
   In offices outside the U.S.                                                                     52,922           48,343
                                                                                                ---------        ---------
Total deposits                                                                                     61,939           60,743
Trading account liabilities                                                                        63,179           61,562
Securities sold under agreements to repurchase and federal funds purchased                         21,944           26,017
Other liabilities for borrowed money                                                                8,304           10,433
Accounts payable and accrued expenses                                                               5,837            7,160
Long-term debt not qualifying as risk-based capital                                                12,789           14,320
Other liabilities, including allowance for credit losses of $185                                    1,951            2,713
                                                                                                ---------        ---------
                                                                                                  175,943          182,948
Long-term debt qualifying as risk-based capital                                                     2,897            3,037
                                                                                                ---------        ---------
Total liabilities                                                                                 178,840          185,985

STOCKHOLDER'S EQUITY
Preferred stock, $100 par value (authorized shares: 2,500,000)                                         --               --
Common stock, $25 par value (authorized shares: 11,000,000; issued and
   outstanding: 10,599,027)                                                                           265              265
Surplus                                                                                             3,305            3,155
Undivided profits                                                                                   7,056            6,927
Accumulated other comprehensive income:
   Net unrealized gains on investment securities, net of taxes                                         65              108
   Foreign currency translation, net of taxes                                                         (29)             (22)
                                                                                                ---------        ---------
Total stockholder's equity                                                                         10,662           10,433
                                                                                                ---------        ---------
Total liabilities and stockholder's equity                                                        189,502          196,418
                                                                                                ---------        ---------

Member of the Federal Reserve System and the Federal Deposit Insurance Corporation.

J.P. Morgan & Co. Incorporated
                                       10


SUMMARY OF SECTOR RESULTS
J.P. Morgan & Co. Incorporated
-------------------------------------------------------------------------------

                                               Asset         Total
                        Finance              Manage-       Client-    Equity   Proprietary           Total
                            and   Market    ment and       Focused   Invest-     Investing     Proprietary    Corporate     Consol-
In millions            Advisory   Making   Servicing    Activities     ments   and Trading      Activities        Items     idated
------------------------------------------------------------------------------------------------------------------------------------

FIRST QUARTER 1998

Total revenues             $564     $919        $402        $1,885      $ 25          $238            $263        ($151)     $1,997
Total expenses              355      608         343         1,306         7            49              56          270 *     1,632
------------------------------------------------------------------------------------------------------------------------------------

Pretax income               209      311          59           579        18           189             207         (421)        365
------------------------------------------------------------------------------------------------------------------------------------

FIRST QUARTER 1997

Total revenues              451      733         375         1,559        49           276             325          (51)      1,833
Total expenses              302      474         300         1,076         7            46              53           62       1,191
------------------------------------------------------------------------------------------------------------------------------------

Pretax income               149      259          75           483        42           230             272         (113)        642
------------------------------------------------------------------------------------------------------------------------------------

INCREASE/(DECREASE), FIRST QUARTER 1998 VS. FIRST QUARTER 1997
Total revenues              113      186          27           326       (24)          (38)            (62)        (100)        164
Total expenses               53      134          43           230         -             3               3          208         441
------------------------------------------------------------------------------------------------------------------------------------

Pretax income                60       52         (16)           96       (24)          (41)            (65)        (308)       (277)
------------------------------------------------------------------------------------------------------------------------------------

FOURTH QUARTER 1997

Total revenues              439      453         436         1,328       164           235             399          (47)      1,680
Total expenses              320      558         372         1,250        13            38              51            7       1,308
------------------------------------------------------------------------------------------------------------------------------------

Pretax income               119     (105)         64            78       151           197             348          (54)        372
------------------------------------------------------------------------------------------------------------------------------------

INCREASE/(DECREASE), FIRST QUARTER 1998 VS. FOURTH QUARTER 1997
Total revenues              125      466         (34)          557      (139)            3            (136)        (104)        317
Total expenses               35       50         (29)           56        (6)           11               5          263         324
------------------------------------------------------------------------------------------------------------------------------------

Pretax income                90      416          (5)          501      (133)           (8)           (141)        (367)         (7)
------------------------------------------------------------------------------------------------------------------------------------

* First quarter 1998 includes a pretax charge of $215 million related to the restructuring of business activities.


We describe the activities of J.P. Morgan using five business sectors. Three of these sectors - Finance and Advisory, Market Making, and Asset Management and Servicing - focus on services we provide for clients, including positions taken to facilitate client transactions. Two sectors comprise proprietary activities that we conduct exclusively for our own account: Equity Investments and Proprietary Investing and Trading. The Finance and Advisory sector includes results of our advisory, debt and equity underwriting, and credit activities. The Market Making sector includes results of our fixed income, emerging markets, equities, foreign exchange, and commodities activities. The Asset Management and Servicing sector includes results of our institutional investment management and mutual funds, services for private clients, and securities and futures services. Corporate Items includes revenues and expenses that have not been allocated to business sectors, intercompany eliminations, equity in earnings of certain affiliates, taxable-equivalent adjustment, and results of sold or discontinued businesses. For a complete description of our business sectors, please refer to the J.P. Morgan & Co. Incorporated 1997 Annual Report.

METHODOLOGY:
The firm's management reporting system and policies were used to determine the revenues and expenses directly attributable to each business sector. Earnings on stockholders' equity were allocated based on management's assessment of the inherent risk of the components of each sector. In addition, certain overhead expenses not allocated for management reporting purposes were allocated to each business sector. Overhead expenses were allocated based primarily on staff levels and represent costs associated with various support functions that exist for the benefit of the firm as a whole.

J.P. Morgan & Co. Incorporated
                                       11


SUMMARY OF SECTOR RESULTS
J.P. Morgan & Co. Incorporated
----------------------------------------------------------------------------------------------------------------------------


                                                      First          First                          Fourth
                                                    Quarter        Quarter          Increase/      Quarter        Increase/
In millions                                            1998           1997          (Decrease)        1997       (Decrease)
----------------------------------------------------------------------------------------------------------------------------
REVENUES
 Advisory & Underwriting                               $340           $221            $119            $271              $69
 Credit                                                 224            230             (6)             168               56
----------------------------------------------------------------------------------------------------------------------------
 FINANCE AND ADVISORY                                   564            451             113             439              125
----------------------------------------------------------------------------------------------------------------------------

 Fixed Income                                           460            264             196             228              232
 Emerging Markets                                       237            186              51             122              115
 Equities                                               116            152             (36)            (54)             170
 Foreign Exchange                                        92            119             (27)            128              (36)
 Commodities                                             14             12               2              29              (15)
----------------------------------------------------------------------------------------------------------------------------
 MARKET MAKING                                          919            733             186             453              466
----------------------------------------------------------------------------------------------------------------------------

 Asset Management Services                              251            243               8             277             (26)
 Securities and Futures Services                        151            132              19             159              (8)
----------------------------------------------------------------------------------------------------------------------------
 ASSET MANAGEMENT AND
 SERVICING                                              402            375              27             436             (34)
----------------------------------------------------------------------------------------------------------------------------

 TOTAL CLIENT-FOCUSED
 REVENUES                                             1,885          1,559             326           1,328              557
----------------------------------------------------------------------------------------------------------------------------

 EQUITY INVESTMENTS                                      25             49            (24)             164            (139)
----------------------------------------------------------------------------------------------------------------------------

 PROPRIETARY INVESTING AND
 TRADING                                                238            276            (38)             235                3
----------------------------------------------------------------------------------------------------------------------------

 TOTAL PROPRIETARY REVENUES                             263            325            (62)             399            (136)
----------------------------------------------------------------------------------------------------------------------------

 CORPORATE ITEMS                                      (151)           (51)           (100)            (47)            (104)
----------------------------------------------------------------------------------------------------------------------------

 CONSOLIDATED REVENUES                                1,997          1,833             164           1,680              317
----------------------------------------------------------------------------------------------------------------------------


The activities of our Fixed Income, Emerging Markets, and Equities businesses are reflected across several sectors. Aggregate revenues for these businesses for the three months ended March 31 follows: Fixed Income - $607 million (1998) and $385 million (1997); Emerging Markets - $303 million (1998) and $228 million
(1997); and, Equities - $194 million (1998) and $208 million (1997).

J.P. Morgan & Co. Incorporated
                                       12





TRADING REVENUE AND RELATED NET INTEREST REVENUE
J.P. Morgan & Co. Incorporated
---------------------------------------------------------------------------------------------------------------------------


In millions

---------------------------------------------------------------------------------------------------------------------------

                                                                                           TOTAL       NET
                            FIXED                FOREIGN                   PROPRIETARY    TRADING    INTEREST     COMBINED
                            INCOME    EQUITIES   EXCHANGE   COMMODITIES    TRADING        REVENUE    REVENUE        TOTAL
---------------------------------------------------------------------------------------------------------------------------
First Quarter 1998            $641        $57        $65           $10          $123        $896       $109         $1,005

First Quarter 1997             346        111        120            13           107         697        122            819

Fourth Quarter 1997            126      (142)        202            32            88         306        110            416

---------------------------------------------------------------------------------------------------------------------------



INVESTMENT BANKING REVENUE
 J.P. Morgan & Co. Incorporated
----------------------------------------------------------------------------------------


In millions

----------------------------------------------------------------------------------------
                           ADVISORY AND        UNDERWRITING            TOTAL INVESTMENT
                          SYNDICATION FEES       REVENUE               BANKING REVENUE
----------------------------------------------------------------------------------------
First Quarter 1998            $191                  $155                        $346


First Quarter 1997             129                    97                         226


Fourth Quarter 1997            166                   117                         283


----------------------------------------------------------------------------------------

J.P. Morgan & Co. Incorporated
                                       13



ASSET QUALITY
J.P. Morgan & Co. Incorporated
--------------------------------------------------------------------------------------------------


NONPERFORMING ASSETS
                                                      March 31       December 31          March 31
In millions                                               1998              1997              1997
                                                 --------------   --------------   ---------------
Nonperforming loans:
   Commercial and industrial                               $52              $55               $55
   Banks and other financial institutions                    4               30                 -
   Other                                                    26               28                36
--------------------------------------------------------------------------------------------------

Total nonperforming loans                                   82              113                91


Other nonperforming assets,
   primarily swaps                                         568              546                19
--------------------------------------------------------------------------------------------------

Total nonperforming assets                                 650              659               110
--------------------------------------------------------------------------------------------------







AGGREGATE ALLOWANCE FOR CREDIT LOSSES
                                                      March 31       December 31          March 31
In millions                                               1998              1997              1997
                                                 --------------   --------------   ---------------

Aggregate allowance for credit losses                     $987           $1,081            $1,113
--------------------------------------------------------------------------------------------------



                                                            First Quarter
                                                 -------------------------------
                                                          1998             1997
                                                 -------------------------------
Charge-offs:
   Commercial and industrial                             $(43)            $(13)
   Banks and other financial institutions                 (40)               -
   Losses on sale of loans, primarily banks
     and other financial institutions                     (26)               -
Recoveries                                                 15               10
--------------------------------------------------------------------------------

J.P. Morgan & Co. Incorporated
                                       14

CREDIT EXPOSURES TO CERTAIN ASIAN COUNTRIES
J.P. Morgan & Co. Incorporated
(preliminary)


The following tables present exposures to certain Asian countries based upon management's view of total exposure.



By financial instrument
------------------------------------------------------------------------------------------------------      ---------------
                                                            March 31, 1998
------------------------------------------------------------------------------------------------------      ---------------
                                                                       Credit                                 December 31,
In billions                                     Deriva-   Other out-   deriva-  Commit-    Total                 1997
                                       Loans     tives    standings    tives,   ments     exposure              Total
                                                                       net
------------------------------------------------------------------------------------------------------      ---------------
Indonesia                               $0.2      $0.1      $0.1         -      $0.1      $0.5                   $0.8
Malaysia                                 0.1       0.1       0.1         -         -       0.3                    0.4
Philippines                              0.1       0.2       0.1         -         -       0.4                    0.3
South Korea                              1.0       1.3       0.7    $(0.3)       0.2       2.9                    3.5
Thailand                                 0.1       0.2       0.2         -         -       0.5                    1.1
------------------------------------------------------------------------------------------------------      ---------------
Total                                    1.5       1.9       1.2     (0.3)       0.3       4.6 (1)(2)             6.1
------------------------------------------------------------------------------------------------------      ---------------


By counterparty
-------------------------------------------------------------------------------------

In billions                                    Govern-             Commit-
March 31, 1998                         Banks     ments     Other     ments     Total
-------------------------------------------------------------------------------------
Indonesia                               $0.1      $0.1      $0.2      $0.1      $0.5
Malaysia                                 0.1         -       0.2         -       0.3
Philippines                              0.1       0.1       0.2         -       0.4
South Korea                              1.5       0.6       0.6       0.2       2.9
Thailand                                 0.4         -       0.1         -       0.5
-------------------------------------------------------------------------------------
Total exposure, March 31, 1998           2.2       0.8       1.3       0.3       4.6 (1)(2)
-------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------
Total, December 31, 1997                 3.2       0.8       1.7       0.4       6.1
-------------------------------------------------------------------------------------


(1) Approximately $3.5 billion of exposures to Indonesia, Malaysia, the Philippines, South Korea, and Thailand were eligible for coverage by the aggregate allowance for credit losses. Credit losses relating to the remaining exposures, primarily trading account securities (issuer positions) and investment securities, will be recognized in the income statement.

(2) Bank regulatory reporting rules, which are established by the Federal Financial Institutions Examination Council (FFIEC), exclude certain items which management believes are appropriate in determining exposure, including trading account securities sold short of issuers in the above countries and credit derivatives with highly rated counterparties in non-emerging Asian countries. FFIEC exposures at March 31, 1998 by country are as follows: Indonesia $0.5 billion, Malaysia $0.3 billion, Philippines $0.4 billion, South Korea $3.2 billion, and Thailand $0.5 billion. FFIEC exposures at March 31, 1998 by counterparty are as follows: Banks $2.0 billion, Governments $0.8 billion, and Other $1.8 billion; excluding total commitments of $0.3 billion.

EXCHANGE AGREEMENT WITH REPUBLIC OF KOREA

On January 28, 1998, an agreement in principle was reached between the Republic of Korea (South Korea) and a group of international banks (including J.P. Morgan) on a plan to extend the maturities of short-term credits to the Korean banking system. Under the plan, Korean banks offered to exchange their short-term, non-trade credits for new loans, with maturities of one to three years, guaranteed by the Republic of Korea and bearing a floating rate of interest at specified rates over the six-month London Interbank Offering Rate. On April 8, 1998, J.P. Morgan exchanged approximately $410 million of debt pursuant to the agreement.